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                       EXHIBIT 23.2 -- PACTIV CORPORATION
EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     On March 20, 2002, Pactiv Corporation ("Pactiv") dismissed Arthur Andersen LLP ("AALLP") as its independent auditors. On August 31, 2002, AALLP voluntarily relinquished all of its permits and is no longer licensed to practice as a public accountant. As a result, after reasonable efforts, Pactiv has been unable to obtain AALLP's written consent to the incorporation by reference from Pactiv's Annual Report on Form 10-K for the year ended December 31, 2003, of AALLP's audit report with respect to Pactiv's financial statements as of December 31, 2001 and for the three years then ended, which by inclusion in such Form 10-K would be incorporated by reference into previously filed Registration Statements of Pactiv under the Securities Act.

     Under these circumstances, Rule 437a under the Securities Act of 1933 permits Pactiv to file this Annual Report on Form 10-K without a written consent from AALLP. However, as a result, AALLP will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by AALLP or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against AALLP under
Section 11(a) of the Securities Act with respect to such financials. Pactiv believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the company's officers and directors, may still rely on AALLP's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.